Exhibit 10.5

Summary of Outside Director Compensation Plan

On September 12, 2005, the Boards of Directors of First Security Bancorp, Inc. (the “Company”) and First Security Bank of Lexington, Inc. (the “Bank”) approved establishing a compensation plan for directors of the Company and the Bank who are not employees of either the Company or the Bank. This compensation plan provides for the payment to each outside director of a one-time $3,500 stipend plus a per meeting fee for meetings held after July 1, 2005 per the following schedule:

•	Board of Director meetings - $550 fee per meeting or $750 per meeting in the case of an outside director serving as Chairman of the Board

•	Nomination, Compensation and Corporate Governance Committee of the Board of Directors of the Company - $200 fee per committee meeting or $500 in the case of the Chairman of such committee

•	Audit Committee of the Board of Directors of the Company or of the Bank - $200 fee per committee meeting or $500 in the case of the Chairman of such committee

•	Asset Liability Management/Investment Committee of the Board of Directors of the Bank - $200 fee per committee meeting or $500 in the case of the Chairman of such committee

•	Director Loan Committee of the Board of Directors of the Bank - $100 fee per committee meeting

Under the compensation plan, an outside director, other than when serving as Chairman of the Board or as Chairman of a Committee, must be present at the meeting (in person or by teleconference) to receive a fee if the director has missed two or more meetings during the prior twelve month period. Outside directors serving on the Board of Directors of both the Bank and the Company who attend a joint, concurrent or consecutive meeting of both Boards, or of the same committee of both Boards, or any combination of same, would be paid for attending such meetings as if they only attended one Board or committee meeting. Fees would be paid promptly as they accrue.